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                                                                  Exhibit (a)(7)

                         IMMEDIATE ATTENTION REQUIRED

                                                                 August 2, 1999

    Re: The UGI Utilities, Inc. Savings Plan and the AmeriGas Propane, Inc.
                                 Savings Plan

Dear Plan Participant:

  Our records reflect that, as a participant in one of the plans above (collectively, the "Plan"), all or a portion of your individual account is invested in the UGI Common Stock Fund (the "Stock Fund"). UGI Corporation (the "Company") has initiated an offer to purchase up to 4,500,000 shares of its common stock.

  Enclosed are tender offer materials and a Direction Form that require your immediate attention. These materials describe an offer to purchase up to 4,500,000 shares of Company common stock, including certain associated rights, at prices not greater than $26.00 nor less than $23.00. As described below, you have the right to instruct Fidelity Management Trust Company ("Fidelity"), as trustee of the Plan, concerning whether to "tender" (offer to sell) all or a portion of the shares of Company common stock credited to your individual account under the Plan, and at which price or prices.

  You will need to complete the enclosed Direction Form and return it to Fidelity in the enclosed return envelope so that it is RECEIVED by 12:00 Midnight, Eastern time, on August 24, 1999, unless the offer is extended.
IMPORTANT: Please complete and return the enclosed Direction Form even if you decide not to participate in the tender offer described below.

  The remainder of this letter summarizes the transaction, your rights under the Plan, the effect of the tender on your individual account, and the procedures for completing the Direction Form. You should also review the more detailed explanation provided in the other tender offer materials including the Offer to Purchase (as defined below) and the related Letter of Transmittal, enclosed with this letter.

                                  BACKGROUND

  The Company has made a tender offer to purchase up to 4,500,000 shares of Company common stock, including certain associated rights (collectively with the common stock, the "Shares"), at prices not greater than $26.00 nor less than $23.00. The enclosed Offer to Purchase dated August 2, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (together with the Offer to Purchase, the "Offer") set forth the objectives, terms and conditions of the Offer and are being provided to all of the Company's shareholders.

  Shares held by the Plan may be tendered in the Offer. As of July 28, 1999, the UGI Utilities, Inc. Savings Plan held approximately 144,403 Shares and the AmeriGas Propane, Inc. Savings Plan held approximately 133,813 Shares. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan with all or a portion of your individual account invested in the Stock Fund, you have the right to direct Fidelity whether or not to tender all or a portion of the Shares credited to your individual account in the Plan, and at which price or prices.

  Unless otherwise required by applicable law:

    . Fidelity will tender or not tender Shares credited to individual accounts in accordance with participant instructions.

    .  Fidelity will not tender Shares credited to individual accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares credited to your individual account will be tendered in the Offer.
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      The Employee Retirement Income Security Act of 1974, as amended
    ("ERISA"), and the trust agreement between the Company and Fidelity, prohibit the sale of Shares to the Company for less than "adequate consideration," which Fidelity will determine based on the prevailing or closing market price of the Shares on or about the date the Shares are tendered by Fidelity pursuant to the Offer (the "prevailing or closing market price"). Accordingly, depending on the prevailing or closing market price of the Shares on or about such date, Fidelity may be unable to tender Shares at certain participant directed prices within the offered range. In such event, Fidelity will tender or not tender Shares as follows:

    . If the prevailing or closing market price of the Shares is greater than the price at which a participant directed his or her Shares to be tendered but within the range of tender prices offered, Fidelity will follow participant direction regarding the percentage of Shares to be tendered but will increase the price at which such Shares are to be tendered at the prevailing or closing market price. This may result in some or all of such Shares not being purchased by the Company.

    . If the prevailing or closing market price of the Shares is greater than the maximum tender price offered by the Company ($26.00 per Share), notwithstanding participant direction to tender Shares in the Offer, no Shares will be tendered.

    . If the prevailing or closing market price of the Shares is lower than the price at which a participant directed his or her Shares to be tendered, Fidelity will follow participant direction both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

    . Fidelity will not tender Shares for which it has received no direction, or for which it has received a direction not to tender, unless otherwise required by applicable law.

      Please note that a tender of Shares credited to your individual account under the Plan can be made only by Fidelity as the holder of record. DO NOT COMPLETE THE ENCLOSED LETTER OF TRANSMITTAL; it is furnished to you for your information only and cannot be used by you to tender directly Shares credited to your individual account under the Plan. If you wish to direct Fidelity concerning the tender of your Shares in the Plan, YOU MUST COMPLETE AND RETURN THE ENCLOSED DIRECTION FORM.

      Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS.

                                CONFIDENTIALITY

  To assure the confidentiality of your decision, Fidelity and its affiliates or agents will tabulate the Direction Forms. Neither Fidelity nor its affiliates or agents will make the results of your individual direction available to the Company.

                        PROCEDURE FOR DIRECTING TRUSTEE

  Enclosed is a Direction Form which should be completed and returned to Fidelity. Please note that the reverse side of the Direction Form indicates next to your address how many Shares you have in your individual account as of July 28, 1999. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares credited to your individual account as of August 20, 1999 or as of a later date if the Offer is extended.

  If you do not properly complete the Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

  To properly complete your Direction Form, you must do the following:

  (1)  On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE
       BOX:

    [_] CHECK BOX 1 if you do not want the Shares credited to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

    [_] CHECK BOX 2 if you do want the Shares credited to your individual account tendered for sale in accordance with the terms of the Offer. You must also complete the table immediately below Box 2. Specify the percentage (in whole numbers) of Shares credited to your individual account that you want to tender at each price indicated.

    You may direct the tender of Shares credited to your individual account at different prices by one or more of the following methods:

      (a) You may elect to accept the per Share Purchase Price (as defined below) resulting from the modified Dutch auction tender process, which will result in receiving a price per Share as low as $23.00 or as high as $26.00, for all or a portion of your Shares by stating the percentage (in whole numbers) of Shares to be sold at such price.

      (b) You may elect to tender all or a portion of your Shares at a specific price by stating the percentage (in whole numbers) of Shares to be sold at each price by filling in the percentage of such Shares on the line immediately before such price. Leave a line blank if you want no Shares tendered at that price.

    The total percentage of Shares credited to your individual account may not exceed 100%, but it may be less than 100%. If this percentage is less than 100%, you will be deemed to have instructed Fidelity to tender only that percentage of the Shares credited to your individual account.

  (2) Sign and date the Direction Form in the space provided.

  (3) Return the Direction Form in the enclosed return envelope so that it is received by Fidelity at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 12:00 Midnight, Eastern time, on Tuesday, August 24, 1999, unless the Offer is extended. If you wish to return the Direction Form by overnight mail, please send it to Management Information Services at 61 Accord Park Drive, Norwell, MA 02061. NO FACSIMILE TRANSMITTALS OF THE DIRECTION FORM WILL BE ACCEPTED.

  Your direction will be deemed irrevocable unless withdrawn by 12:00 Midnight, Eastern time, on Tuesday, August 24, 1999, unless the Offer is extended. In order to revoke your direction to tender Shares, you must submit a new Direction Form which may be obtained by calling Fidelity at 1-800-835-5092. Your new Direction

Form must include your name, address and Social Security number. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may re-tender any Shares credited to your individual account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing the tender as set forth in this letter. The Direction Form with the latest date received by 12:00 Midnight, Eastern time, on Tuesday, August 24, 1999 shall be deemed to revoke all prior Direction Forms.

  After 12:00 Midnight, Eastern time, on Tuesday, August 24, 1999, Fidelity and its affiliates or agents will complete the tabulation of all participant directions and Fidelity, as trustee of the Plan, will tender the appropriate number of Shares, as described in the "BACKGROUND" section above. Unless the Offer is terminated or amended in accordance with its terms, after the expiration date of the Offer the Company will determine the per Share purchase price (not greater than $26.00 nor less than $23.00) (the "Purchase Price"), that allows the Company to purchase 4,500,000 Shares (or such lesser number as are validly tendered and not withdrawn at prices not greater than $26.00 nor less than $23.00 per Share). The Company will then buy all such Shares, up to 4,500,000, that were tendered at the Purchase Price or below. All participants who tender Shares at or below the Purchase Price will receive the same per Share Purchase Price for Shares accepted for purchase. If there is an excess of Shares tendered over the exact number desired by the Company at the Purchase Price, Shares tendered pursuant to the Offer may be subject to proration, as set forth in Section 1 of the Offer to Purchase. If you direct the tender of any Shares credited to your individual account at a price in excess of the Purchase Price as finally determined, or in the event of proration, those Shares not purchased in the Offer will remain allocated to your individual account under the Plan.

  The preferential treatment of holders of fewer than 100 Shares, "odd lot" tender preference, as described in Section 2 of the Offer to Purchase, will not be afforded to participants in the Plan, regardless of the number of Shares held within their individual accounts.

                       EFFECT OF TENDER ON YOUR ACCOUNT

Freeze On Certain Transactions In Stock Fund

  Regardless of whether or not you choose to participate in the Offer, the Stock Fund accounts of all Plan participants will be temporarily frozen, and will remain frozen until all tender offer processing has been completed. As of 4:00 p.m., Eastern Time, on Friday, August 20, 1999, you will NOT be able to make exchanges out of the Stock Fund until all tender offer processing has been completed. Further, all distributions, loans and withdrawals from balances in the Stock Fund in the Plan will be frozen on and after that time. However, balances in the Stock Fund will be utilized to calculate amounts eligible for distributions, loans and withdrawals from other investment options throughout the freeze. Contributions to and exchanges from other investment options into the Stock Fund may continue throughout the tender offer and will be unaffected by the freeze. Fidelity will complete processing as soon as administratively possible. Fidelity anticipates that the processing will be completed five to seven business days after receipt of proceeds from the Company. Therefore, the freeze on the Stock Fund is anticipated to last approximately 3-4 weeks.

Cash Proceeds From Tender Offer

  For any Shares in the Plan that are tendered and purchased by the Company, the Company will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN AND DISTRIBUTED AFTER THE FREEZE ONLY IN ACCORDANCE WITH THE NORMAL LOAN, WITHDRAWAL AND DISTRIBUTION TERMS OF THE PLAN.

  The proceeds received with respect to Shares credited to your individual account will be invested by Fidelity in the Fidelity Managed Income Portfolio II Fund as soon as administratively possible after receipt of proceeds. You may call Fidelity at 1-800-835-5092 after the processing is complete to learn the effect of the tender on your individual account or to have the proceeds from the sale of Shares which were invested in the Fidelity Managed Income Portfolio II Fund invested in other investment options offered under the Plan.

                           CERTAIN TAX CONSEQUENCES

  As with any other investment decision, your tender of the Shares credited to your individual account may result in certain tax consequences. Neither the Company nor Fidelity is giving you any tax advice. Therefore, you are urged to consult with your tax advisor as to these consequences.

                            SHARES OUTSIDE THE PLAN

  If you hold Shares directly, you will receive, under separate cover, tender offer materials directly from the Company which can be used to tender such Shares directly to the Company. Those tender offer materials may not be used to direct Fidelity to tender or not tender the Shares credited to your individual account under the Plan. The direction to tender or not tender Shares credited to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender non-Plan Shares.

                              FURTHER INFORMATION

  If you require additional information concerning the procedure to tender Shares credited to your individual account under the Plan, please contact Fidelity at 1-800-835-5092. If you require additional information concerning the terms and conditions of the Offer, please call ChaseMellon Shareholder Services, L.L.C., the information agent for the Offer, at 1-800-953-2497.

                                          Sincerely,


                                          Fidelity Management Trust Company

                         UGI CORPORATION TENDER OFFER
                            TRUSTEE DIRECTION FORM

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

                                 INSTRUCTIONS

Carefully complete the reverse side of this Direction Form. Insert today's date and sign your name in the spaces provided. Enclose the Direction Form in the included postage prepaid envelope and mail it promptly. YOUR DIRECTION FORM MUST BE RECEIVED BY FIDELITY AT THE ADDRESS ON THE ENCLOSED RETURN ENVELOPE NOT LATER THAN 12:00 MIDNIGHT, EASTERN TIME. ON AUGUST 24, 1999. UNLESS THE OFFER IS EXTENDED. PLEASE COMPLETE AND RETURN THE DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE OFFER. Direction Forms that are not fully or properly completed, dated, and signed, or that are received after the deadline, will be ignored, and Fidelity will not tender the Shares credited to your individual account under the Plan, unless otherwise required by applicable law.

  FIDELITY MAKES NO RECOMMENDATION TO PARTICIPANTS AS TO WHETHER TO DIRECT THE TENDER OF SHARES, THE PRICE AT WHICH TO TENDER, OR TO REFRAIN FROM DIRECTING THE TENDER OF SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS.

  The number of Shares credited to your individual account under the Plan as of July 28, 1999, is shown to the right of your address.

                                              Date        , 1999

                                              ---------------------------------
                                              Your signature (Please sign as
                                              your name appears at left)

(CHECK BOX ONE OR TWO)

[_] 1. Please refrain from tendering and continue to HOLD all Shares credited to my individual account under the Plan.

[_] 2. Please TENDER Shares credited to my individual account under the Plan in the percentage indicated below for each of the prices provided. (The total of the percentages may NOT exceed 100%, but it may be less than or equal to 100%). A blank space before a given price will be taken to mean that no Shares credited to my account are to be tendered at that price. FILL IN THE INFORMATION BELOW ONLY IF YOU HAVE CHECKED BOX 2.

  Percentage of     Shares Directed to be Tendered (The total of all
percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Fidelity NOT to tender the remaining percentage.)

  % at the undersigned hereby tenders Shares and is willing to accept the Purchase Price resulting from the modified Dutch auction tender process. This action will result in receiving a price per Share of as low as $23.00 or as high as $26.00.

     % at $23.000    % at $23.125   % at $23.250   % at $23.375   % at $23.500
     % at $23.625    % at $23.750   % at $23.875   % at $24.000   % at $24.125
     % at $24.250    % at $24.375   % at $24.500   % at $24.625   % at $24.750
     % at $24.875    % at $25.000   % at $25.125   % at $25.250   % at $25.375
     % at $25.500    % at $25.625   % at $25.750   % at $25.875   % at $26.000

The undersigned hereby directs Fidelity Management Trust Company ("Fidelity"), as Trustee of the UGI Utilities, Inc. Savings Plan and the AmeriGas Propane Inc. Savings Plan (collectively, the "Plan") to tender to UGI Corporation (the "Company") in accordance with the Offer to Purchase, dated August 2, 1999 a copy of which I have received and read, the indicated percentage of Shares in the Company's common stock credited to my individual account under the Plan, or to hold such shares in either case as provided above.


                                       4